Exhibit 4.11

Agreement

Drawn Up and Signed on 19 March 2006

Between:

Tzlil Ad Ltd. Private Company 512718958 Of Rehov Raoul Wallenberg 4, Ramat Hechayal, Tel Aviv (C/O SGS Construction Co. Ltd) (Hereinafter: "The Seller")

On the one hand;

And Between

Check Point Software Technologies (or someone on its behalf) Public Company 52002821 Of Rehov Jabotinsky 3a, Ramat Gan, 52520 (Hereinafter: "The Buyer")

On the other hand;

Whereas	the seller declares that he is the registered leaseholder of the property, as defined below, and according to the Contact of Lease, as defined below;

and whereas	the building has been erected on the property, as defined below;

and whereas	the buyer wishes to buy from the seller the Sale, as defined below, after the completion of works, as defined below, and all contingent upon and in return for the mentioned in this agreement below;

and whereas	the parties wish to arrange the relations between them within the framework of this agreement;

It is therefore declared stipulated and agreed amongst the parties as follows:

1.	Introduction

1.1.	The introduction and all the attached appendixes are an integral and inseparable part of it.

1.2.	The tiles of the sections of the agreement are for convenience only and will not serve as a basis for interpretation for the agreement and/or for any of its conditions.

1.3.	The time counted in this agreement will be according to the Gregorian calendar.

2.	Definitions

2.1	The following words as detailed below will have the following definitions as appear bedside them, unless specifically determined otherwise or if the context of the matters dictates another interpretation:

"The Land"	–	The known as Plot 69, lot 7094, registered located at Rehov Hassollelim in Tel Aviv. A copy of the Land registries attached as Appendix "A" to the agreement.

"The Municipality"	–	The Tel Aviv - Jaffo Municipality

"The Lease Contract"	–	The Lease Contract dated 19.5.1954 and signed between the Municipality and "Lachmeinu Cooperative Bakeries Ltd. Relating to the land, and according to which the duration of the lease is until 31.8.2010 (hereinafter "The Duration of Lease") and was recorded in the Lands Registry Bureau. A copy of the Lease Contract is attached to this Contract as Appendix "B"

"The New Lease Contract"	–	The new Lease contract attached as Appendix "C" to this Contract, to which the Municipality expressed its consent on 12/3/2003 and is attached as Appendix "D" to this Contract.

"The Lease Fees"	–	The payment to be paid to the municipality for it to sign the new lease contract with the buyer.

"The Building or Structure"	–	A two segmented eight storey structure built on the land (including a high entrance floor) to an area of approximately 16,000sqm, also with basements, as defined below, that were constructed on the land.

"The Basements"	–	A high upper basement (level -1) and three additional basements (on Levels -2, -3, -4) with an area of approximately 26,000sqm.

"The Current UCP"	–	The Urban Construction Plans numbered K, 221, 376, 1043, 1386, 651a 'ayin' 'chet' 1043a 3262 and 'ayin' 1that relate also to the land.

"Urban Construction Plan" "UCP"	–	All the Urban Construction Plan applicable and/or that will be applicable to the land, including the current UCP

"The Proposed UCP"	–	The UCP whose principals are attached as Appendix "C" to this contract.

"The Sale"	–	The land included built on land (including the building) including the leaseholders rights to contractually consent to a new lease contract with the municipality, and including the current and/or future building rights. In the definition of a sale the details in the technical specifications will be included as defined below.

"Bank Hapoalim"	–	Bank Hapoalim Ltd.

"The Bank Hapoalim Lien"	–	A primary mortgage for an unlimited amount recorded with the Land Registration Bureau under the name of Bank Hapoalim for the land in a deed numbered 024298/1999/0001 (hereinafter: "The Bank Hapoalim Mortgage"); and another two liens to Bank Hapoalim recorded with the registrar of companies in relation to the sellers rights on the land.

"The Architect"	–	The Buildings Architect, Mr. Avner Yashar.

"Areas of main Purpose"	–	As defined by the Building Planning Ordinances (Area Calculation and Construction Percentages in Plans and Permits), 5752 - 1992.

"The Supervisor"	–	A person appointed by the buyer to act as a supervisor

"The Representative Rate of Exchange"	–	For the purpose of payments paid till 11:00 noontime - the known US Dollar representative exchange rate for the day of payment, as published by the Bank of Israel.

For payment paid after 11:00 noontime - the US Dollar the US Dollar representative exchange rate as published by the Bank of Israel at noon on that same day or the known US Dollar representative exchange on the morning of the day determined for payment, according to the higher of the two.

"The Buyer's Representative"	–	Yaron Horowitz and/or Shmuel Lechner and/or Oren Maor and/or one of the attorneys from the offices of Naschitz Brandeis & Co. Attorneys at Law.

"The Seller's Representative"	–	Eyal Marom and/or Shiri Shani and/or one of the attorneys from the offices of Gurtnisky & Co. Attorneys at Law.

"The Building Permit"	–	Permit No. 250162 from 26.9.2004 that constitutes a modification to permit No. 6230580 from 27.3.1992 and of which a copy is attached to the contract as Appendix "F"

"The Trustees"	–	Gurtnisky & Co. Attorneys at Law of Shderot Rothschild 45, Tel Aviv and Nachitz Brandeis & Co. Attorneys at Law of Rehov Tuval 5, Tel Aviv.

"Trustee's Account"	–	An account that will be opened in the Montefiore branch of Bank Hapoalim.

"The Permit Request"	–	The request submitted by the seller in connection with the new building permit of which a copy is attached as Appendix "G".

"The New Building Permit"	–	The building permit as drawn up by the seller and at his expense, to be drawn up following approval of easement, as defined below, according to the permit request or minor modifications therein to be approved of by buyer including the use of 4 parking basements for all permitted uses in Plan 'Ayin' 1 and for the parking of not less than 700 parking spaces in total in the 4 basements.

"The Easement"	–	An easement in Plan 'Ayin' 1 in the framework of which the Tel Aviv Local Planning & Building Committee approves the opening of the fourth basement through granting the easement in the instruction in Plan 'Ayin' 1 to permit the possibility for parking in excess of the standards. The minutes of the decision of the Planning & Building Sub-Committee from 8.3.2006 are attached to the contract as Appendix "G1".

"Form No. 4"	–	Approval for a supply of Electrical, Water and telephone services to the building in accordance with regulation 5 of the Planning & Building Regulations (Approvals for the provision of Electrical, Water and Telephonic Services), 5741 - 1981.

"The Technical Specifications"	–	The technical specifications attached as Appendix "H" to the Contract.

"The Works"	–	All the work the seller is committed to execute and are detailed in the technical specifications.

"The Final Works"	–	All works of all kinds to be executed by the buyer or someone on his behalf in the sale.

"Accountant's Letter"	–	The Letter from N, Sueliman & Co. attached as Appendix "I" to the contract.

"The Arbitrator"	–	Engineer Eldad Spivak and in cases that he is unable to serve as arbitrator, the Arbitrator will be someone appointed jointly consented by the parties or in the lack of consent by the chairman of The Association of Engineers and Architects in Israel. The Arbitrator's authorities will those specified in the agreement.

3.	The Transaction – Suspending Condition

3.1	A suspending condition (hereinafter: “The Suspending Condition”) for fulfillment of the transaction, the subject of this contract, is the fulfillment of the accrued conditions below:

3.1.1	Receiving confirmation from the Tel Aviv Municipality of their consent to sign with the buyer a new lease contract.

3.1.2	The municipality's signature on the agreement (subject to the payment of the "lease fees").

3.1.3	Confirmation of the request for easement in its entirety from the Planning and Building Committee.

3.1.4	The Issuance of the new building permit.

3.2	The buyer will be entitled to annul the agreement by notification to the seller without either of the sides having any claim or demand in connection with it or to inform on the fulfilling of the agreement with a deduction (hereinafter: “Notification of Fulfillment”) of return of $2,150,000 (two million, one hundred and fifty thousands US Dollars) (hereinafter: “The Amount of Deduction”) for each one of the following cases:

3.1.1	If 90 day from the signing of the contract have passed and no easement has been granted;

3.1.2	If an easement has been granted and legal proceedings for the nullification of the easement have begun and/or the nullification of the new building permit prior to the date of payment of the return as mentioned in section 16.1 below;

3.1.3	If 120 have passed from the date of signing the agreement and not all the suspending conditions have been fulfilled (hereinafter: "The Period for the Fulfillment of the Suspending Conditions");

3.2.a	To remove all doubts, the agreement will be annulled without the dispatch of any notification if 120 days have passed from the date of signing of the agreement and not all the suspending conditions have been fulfilled in their entirety and that no notification of the fulfillment has been dispatched and no notification for an extension for the period for the fulfillment of the suspending conditions before the end of the aforementioned 120 days.

3.3	The right to dispatch a notification of fulfillment despite the non fulfillment of suspending conditions remains for the whole of the period of fulfillment of suspending conditions, as defined below, including the extension period for as long as the buyer extends, according to section 3.4 below.

3.4	The buyer has the right to wait for the fulfillment of the suspending conditions without the necessity to dispatch a notification of fulfillment and to extend the period of fulfillment of suspending conditions for an additional two period of 60 days each period in a written notification to be sent by the end of the period for the fulfillment of suspending conditions (the original or extended according to this sub section). If the buyer extended the period for fulfillment of the suspending conditions for the mentioned periods and during which the suspending conditions were not fulfilled and no notification of fulfillment was dispatched, the agreement will be annulled without the parties having any claims whatsoever in relation to the nullification of the agreement.

3.5	As soon as the buyer dispatches a notification of fulfillment after which the opening of the fourth basement will be approved during the four years following the dispatch of the notification of fulfillment in a manner such that it will be possible to issue the new building permit in its entirety as mentioned in a manner that will allow the issuing of the new building permit, the buyer will complete payment to the seller of the reduced amount, with the adage of differential linkage to the US Dollar interest free (hereinafter: “The Amount Paid”). If two years pass from the date of the signing of the agreement and the opening of the fourth basement has not yet been approved as mentioned and as mentioned in such a manner to allow the issue of a new building permit, the amount paid will be reduced by 15% and by 1.5% for each month after the passage of two years. If four years pass from the date signing the agreement and the opening of the fourth basement has not been approved as mentioned allowing for the issue of a new building permit, the seller will not be entitled to any payment with the approval of the opening of the fourth basement. The seller will be entitled take further planning measures to that do not constitute an easement in order to facilitate the opening of the fourth basement and the issuing of the new building permit and that these measures are coordinated with the buyer and are applicable only to the basement. No costs will be incurred on the buyer in relation to these measures and all related costs are applicable only on the seller.

3.6	If on any date following the payment of the sum, the new building permit is revoked, or the easement is annulled for any reason whatsoever, such that the suspending conditions mentioned in this sub section are not fulfilled, the amount paid will be reduced by the aforementioned amount deducted and instructions of the above section 3.5 will apply. The buyer will not cancel the agreement if the easement or new building permit is revoked after full payment of the amount. If all of the above mentioned occur after the full payment (without deduction) is made by the buyer and after the amount for payment is deposited by him with the trustees, the trustees are irrevocably charged to return the reduced amount to the buyer. As long as the trustees are not in possession of an amount sufficient to cover the reduced amount, the seller will be responsible tp return the “reduced amount” in full to the buyer.

3.7	The seller will commence works within 7 day of signing the agreement and will complete them according to the timetable mentioned in this contract.

3.8	The seller will transfer the sale to the buyer and the buyer will purchase the sale from the seller subject to all that is mentioned in the agreement.

3.9	From the date of signing the contract, the buyer is entitled to execute at his expense and his responsibility the final works, at his own discretion in order to complete the building and to actually populate it, subject to instructions of this agreement and subject to the provision of approvals concerning the matters of insurance that the buyer must fulfill as mentioned in section 21 below.

4.	The Seller’s Declarations and Liabilities

The Seller declares and undertakes towards the buyer the following:

4.1	That he is the legal sole rightful and owner of the rights and user and holder of the property.

4.2	That the construction of the structure actually used 168.92% of the total permissible area for construction on the land for the principal purposes, and that in addition to these used building rights as mentioned above, the rights that can be used without payment of any improvement tax or additional capitalized lease fees to the Tel Aviv – Jaffo Municipality according to the new lease contract, are up to an area covering 216% of the land for the principal purposes with no expropriations, and for a total area of 14,111sqm for the principal purposes.

4.3	According to the present UCP the structure can be used for offices, Hi-tech, Hi tech industry, catering, workers welfare services and extra services. and he is not aware of any planning obstructions for utilizing the structure for the purposes that the buyer wishes to employ in the structure, namely: offices, Hi-tech, Hi tech industry, conferences, catering, workers welfare services such as a kindergarten for the workers children, fitness room and extra miscellaneous services all subject to lawful registration.

4.4	That the building was constructed according to the building permit. That there are no irregularities from the UCP, and the permit, and as far as there are irregularities in construction as mentioned, the seller will settle them at his own expense and responsibility the licensing for the irregularities in construction.

4.5	That the building was built according to law.

4.6	That the building was built to a high quality and according to all Israeli standards.

4.7	That there no squatters on the property.

4.8	That all payments for development, levies and fees to the municipality whose payment is required in order to receive the building permit have been paid in full for the signing of this agreement.

4.9	That to the best of his knowledge, no claims were made against him by the Tel Aviv –Jaffo Municipality concerning irregularities to the building permit.

4.10	That he disclosed to the buyer all substantial details concerning the structure of which he has knowledge, including environmental concerns.

4.11	That he has not breached the lease contract with the Municipality and that to the best of his knowledge, there are no pending claims by the Municipality concerning a breach of the lease contract.

4.12	That he will act diligently tin order that the Tel Aviv – Jaffo Municipality will lease him the structure after payment of the capitalized lease fees. In the principals of assessment that will be consensually submitted to the appraisers, and it ill be written that the capitalized lease fees include amongst other things the payment for the 216% of the areas for principal purposes in the structure, and that the four basements have been paid for in full and for the proper use of parking for not less than 700 cars and for the full permissible uses according to the present UCP up till the year 2059. A copy of the principals of assessment as presented by the seller and by the Tel Aviv Municipality for the purpose of drawing up the lease agreement is attached as Appendix “J”.

4.13	That it is physically possible to park in the structures car parks (namely in all four basements together) an amount of about 700 standard parkings.

That in the building permit, the construction of 422 parking spaces was permitted.

4.14	That he is able to execute the works imposed on him according to the instructions of the agreement. The seller declares that the engineering survey, attached as Appendix “J1” to the agreement was delivered to him and its details were discussed with him and he will deal with it within the framework of the execution of his commitments according to the technical specifications. For the avoidance of any doubt, it is made clear that the engineering survey does not add and/or detract from the sellers commitments according to the technical specifications.

4.15	That he undertakes to act, at his own expense to gain approval of the easement immediately following the signing of the contract and for the issuing of the new building permit.

4.16	That he is the sole registered leaseholder of the property, and that his rights on the sale are clean of any mortgage, lien, forfeiture, debt, or third party right with the exception to the lien to Bank Hapoalim and that is made clear that at the time of the signing of the agreement the seller will deliver the buyer a letter of conditional release, according to which in return for payment of the amount mentioned in the aforementioned letter to the account, No. 662766 in branch No. 600 of Bank Hapoalim (hereinafter “The Letter of Release”). The letter of release is attached to the agreement and marked as Appendix “K”.

4.17	That he will complete the works as specified in the technical specifications at his own expense and responsibility, within the schedule as specified in the agreement and according to the instructions of the agreement.

4.18	That the basements were constructed paying attention to the fact of the existence of the expropriation in favor of the Municipality, and that the basements are designed to bear the loads of urban roads. Attached to the agreement as Appendix “L” is an approval by the construction engineer who designed the building.

4.19	That on 10.8.1999 he paid the lease fees to the municipality to extend the building rights up to the end of the period of lease for an increment in building right of 200%. The aforementioned approval is attached as Appendix “M” to the agreement. Likewise, he paid the lease fees to the municipality for the additional two parking basements (basements -3 and -4), and that on 23.5.2000 he paid the lease fees to the municipality for the extension of the building right till the end of the period of lease for the easement granted for a rate of 16%. The aforementioned approval is attached to the agreement as Appendix “N”.

4.20	Immediately following the signing of the agreement, he will deliver to the buyer the structures’ plans in his possession or in the possession of his consultants on magnetic media as far as this is possible, including the plans for A wing and the initial plans for B wing (which is a three storey structure designed to be built on the eastern side of the building). The buyer will be entitled to use the plans without the need for consent from the seller or architect or other consultants. The architects consent for the use of the plans and the waiver of the architects copyright in this regard are attached as Appendix “O”. It should be made clear that the architects fee for the execution of works is born by the seller. The seller will not be responsible for the quality or the content or correctness of the plans that were not executed by the seller regarding the B building.

4.21	That to the best of his knowledge and according to the accountants letter, no betterment tax is expected for this transaction.

4.22	That according to the report from 29.1.2003, attached as Appendix “P” to the agreement, and according to the report from 15.6.2005, attached as Appendix “P1” to the agreement, there are no known environmental problems that are likely to prevent the parking in the basements and that the seller is not aware of any existing problems whatsoever connected with the environment related to the building itself resulting from the circumstances described in Appendix “P” and Appendix “P1” and that the buyer will not have any claim for this,

4.23	That he made all necessary decisions in accordance with his articles of incorporation and all laws to to enter into this agreement.

4.24	That there is nothing legally, factually and/or otherwise to prevent the entering into the agreement and to accordingly fulfill his liabilities in full and on time.

5.	The Buyer’s Declarations and Liabilities

The Buyer declares and undertakes towards the buyer the following:

5.1	That he saw and properly inspected and examined, it to his full satisfaction in all respects the property, the building, the sale including (but not only) the physical and design conditions, the locations and surrounding, of the relevant urban construction plans (included the proposed UCP), the building permit, the permit request, the lease contract and the new lease contract, the designations and the possibilities for their use according to law and/or contract, the state of the registration of the sellers rights in the Land Registry Bureau and all other registries. And as soon as the new building permit is issued, the buyer declares that they were all appropriate for his needs and purposes and that he waives towards the seller and/or anyone on his behalf all demand and/or claims and/or allegations including unsuitability and/or defect; it should be made clear that there is nothing mentioned in this section to add or detract from the sellers declaration in the aforementioned section 4 and/or to present any waiver from them.

5.2	That he is aware that the seller is not responsible in any way whatsoever for the proposed UCP, for its advancement and/or its approval and that he releases the seller from all commitments and/or liabilities in connection with this including in connection to future handling of the request for the construction of B Building. Likewise, the seller declares that he does not owe any payments and/or fees and/or tax and/or betterment tax and/or consent fees and/or equity fees or any other fees, whose payment constitutes a condition for the approval of the proposed UCP and its publication for validity.

5.3	He is aware that on 20.11.1992 the seller signed an agreement with Mr. Gadi Ken and a copy of which is attached to the agreement as Appendix “Q1” and the seller signed on 20.11.1992 and agreement with Messrs. Davidi Neta and Eyal and a copy of which is attached to the agreement as Appendix “Q2” (hereinafter: “Compromise Agreements”). The Buyer declares and undertakes to meet all the sellers’ liabilities according to the compromise agreements, and not to take any action in opposition to and/or in contradiction to the undertakings according to the aforementioned compromise agreements. The buyer agrees to indemnify and/or compensate the seller for all expenses and/or costs and/or payment and/or liability that is incurred on him in connection with a breach of the aforementioned compromise agreements by the buyer, and this is in accordance with the indemnity instructions in section 12.6 below. The seller will not pay any payment according to the instruction of this section without the consent of the buyer. As far as the seller is demanded to make any payment according to the instructions of this section he will bring this demand to the attention of the buyer and allow the buyer to defend himself against any related claim or allegation. The buyer will indemnify the seller only for a peremptory ruling binding the buyer to pay the seller payment according to this section. This section will not be interpreted as a contract beneficial to a third party.

5.4	That he undertakes to allow the seller or someone on his behalf to execute the works, uninterrupted, and he undertakes not to delay and/or prevent and/or disturb the seller and/or someone on his behalf to execute the works, in any way whatsoever and including in a case trhat the buyer executes the final works at the same time that the seller executes the works, and all subject to the buyers right to act according to the instructions of section 8.5 below.

5.5	That he made the required decisions according to his articles of incorporation and all laws to enter into this agreement and purchase the sale from the seller accordingly.

5.6	That there is no legal economic or factual prevention and/or any other prevention from entering into the agreement and to fully meet all liabilities on time.

6.	The Parties obligations Concerning the Easement, New Building permit, Lease Contract and New Lease Contract

6.1	The seller undertakes to act in order to obtain the approval for easement and to obtain the new building permit, within the framework of the permit request as speedily as possible as far as it in dependant upon him. To this end the seller undertakes to do all that is necessary to pay all required payments for the approval of easement and for the issue of the new building permit.

6.2	The buyer declares that he is aware that the seller may act to receive reimbursements for permit fees paid by him but with no construction executed, and this is according to the seller’s own discretion. The buyer declares that he will not have any allegations or demands against the seller in this regard.

6.3	The Municipality’s letter from 13.3.2006 concerning the lease fees that have to be paid in respect of the new lease contract is attached as Appendix “Q3” to this contract.

6.4	The buyer undertakes to pay the Municipality (as part payment) the amount due for the lease fees according to and subject to the existence of the suspending conditions and other conditions appearing in section 16 below and also the buyer undertakes to sign the new lease contract, as soon as he is required to do so by the municipality subject to the suspending conditions until that date.

It should be made clear, that in any case the seller will be entitled to manage procedures of any kind whatsoever with the municipality to facilitate a reduction in lease fees as determined by the municipality. As far as it is possible to pay installments to the municipality without affecting the seller’s right of appeal or reservation, the seller will do so in a manner that the buyer will pay (for the seller according to the conditions of section 16 below) the lease fees and the seller will continue with the appeal and reservation proceedings. If it is determined that the lease fee assessment is to be reduced, as a result of the mentioned proceedings, the seller will be entitled to a reimbursement of the said payments.

6.5	The buyer undertakes that he will not have any demand and/or claim and/or allegation against the seller in relation to the new lease agreement.

7.	Execution of Works and Final Works

7.1	The seller takes upon himself and hereby undertakes to execute the works and to complete them to a high level of expertise, and professionalism and on times determined in the agreement, with suitable manpower, equipment and materials and all according to the instructions of the agreement and its appendixes.

7.2	The seller will be entitled to execute the works himself and/or through third parties on his behalf, but the execution of works by a third party on behalf of the seller as mentioned, in order to detract from the sellers obligations and/or responsibilities towards the buyer as mentioned in the agreement, and the seller will be responsible for towards the buyer for all matters relating to the execution of the said works according to the instructions of the contract.

7.3	The buyer will be entitled to, from the date of the signing of the agreement, to enter the sale under his own authority in order to execute the final works. It should be made clear that there is nothing mentioned regarding delivery of the holding of the sale to the buyer, and it will be deliver against the actual full payment according to the instructions of the contract. As much as the buyer enters sale prior to the existence of the suspending conditions, this will not infer notification of existence or nullification of the suspending conditions according to the agreement.

7.4	Contacts, The supervisor and his Authorities

7.4.1	The buyer will be eligible to appoint contacts on his behalf and one or more supervisors, who wall fill their roles specified below and will serve as the professional representatives of the buyer in matters relating to the supervision of the works and their completion.

7.4.2	The execution of the works will be supervised and overseen by supervisor and contacts on his behalf.

7.4.3	The right of supervision given to the buyer or someone on his behalf does not grant any release whatsoever to the seller from fulfilling his obligations according to the agreement and no act of negligence by the supervisor or contact will free the seller from fulfilling his obligations according to the agreement subject to that mentioned in section 25 below.

7.5	Inspection and Supervision

7.5.1	The seller undertakes to continuously supervise and inspect the execution of the works, whether by himself or through a foreman authorized by the Ministry of Labor having appropriate professional qualifications, and will be constantly on site at the place of the execution of the works during the entire of execution of the works and will supervise their execution. Instructions and/or notification and/or demands delivered to the seller’s execution engineer will be considered as if they have been delivered to the seller.

7.5.2	The seller will notify the buyer in writing the details of the sub contractors who will execute the works prior to the commencement of execution of works.

7.5.3	The buyer undertakes to continuously supervise and inspect the execution of final works, whether by himself or through an authorized foreman and will be constantly on site at the place of the execution of the final works and will supervise and inspect their execution.

7.6	Manpower

7.6.1	The seller undertakes to execute the works and complete them by himself or through someone on his behalf in accordance with the aforementioned section 4.17, and through professional, skilled and experienced workers.

7.6.2	To this end, the seller undertakes to employ by himself and at his own expense all the required suitable manpower for the execution and completion of the works and the fulfillment of all his remaining obligations according to the agreement. It should be made clear that the buyer will be solely responsible for the employment of manpower to execute of the final works and that the seller will not be responsible and/or liable concerning these matters.

7.6.3	If for the purpose of execution a license, permit or suitable classification is required by law, the parties undertake to employ only people of suitable classification for the execution of that work, or have an appropriate license or permit, each according to the matter in hand.

7.6.4	Either party will be responsible for its workers, the work conditions, the employment and social security of its worker and either party will bear at its own expense (each one for his own workers) payment of income tax, social insurance, national insurance, workers funds, pension payments and all other payments applicable or that will be applicable to the parties for their workers according to instructions of law.

7.7	Equipment, Materials and Labor

7.7.1	If it is not specifically mentioned otherwise in the agreement, the seller undertakes to supply at his expense all the equipment, tool, facilities, materials and anything else required for the efficient execution and completion of the works according to the agreement.

7.7.2	If an error and/or an imprecision in the marking of the works or part of them is found in the plans, even if they were checked by the supervisor and/or by the planner and/or by the buyer, the seller is obligated to make repairs at his own expense.

7.7.3	The seller is responsible, at his own expense, for the safekeeping of equipment and materials that will serve him for the execution of the works. For the avoidance of any doubt, it is made clear that the buyer will be responsible for the safekeeping of the equipment and materials that will serve the buyer for execution of the final works.

7.7.4	The seller will execute, at his expense, the cleaning of the structure and the disposal of waste and/or garbage and/or other surplus materials connected to the execution of the works, from the building and/or its surroundings. Upon completion of the execution of the works, the seller undertakes to remove from the worksite all equipment, materials and surplus facilities that served for the execution of the works. It should be made clear that the buyer will be responsible for the expenses for the cleaning of the building and the disposal of waste and/or garbage and/or other surplus materials connected to the execution of the final works, from the building and/or its surroundings.

7.8	The Quality of Materials and Labor

7.8.1	The seller undertakes for the purpose of execution of the works to utilize only high quality materials, in sufficient amounts and according to that mentioned in the agreement, and he also undertakes that all labor performed by him during the execution of the works will be of a high standard and quality.

7.8.2	Materials, for which standards have been set by the Standards Institute, will conform to those said standards.

7.8.3	The seller undertakes for the purpose of the execution of the works and their completion to utilze only materials that have been inspected by the Standard Institute, or have been approved by the supplier of the materials regarding their type and quality, likewise to use materials approved according to standards in places if so required, following their inspection by the supervisor and deemed them suitable for their intended use.

7.9	In all cases of dispute between the parties concerning matters of section 7, the arbitrator will settle the dispute.

8.	The Commencement of Execution of Works, the Rate of Execution of Works and the Date for Their Completion

8.1	For the purpose of the agreement the meaning of “The Initial Date for Completion” – The date that the buyer’s supervisor confirms that the seller has completed all that was required from him to permit the buyer to execute the final works in the entire structure as mentioned in Appendix “R”. “The Completion Date of Works” will be the date on which the seller completes all the works and receives a certificate of completion from the buyer as mentioned in section 8.12 below.

8.2	The seller undertakes to reach the initial date for completion to the satisfaction of the buyer’s supervisor by no later than three months after signing the agreement or two and a half months after receipt of the plans mentioned in section 8.7 below – the latter of the two. Any delay whatsoever in the completion of the required works by the initial completion date will be considered a breach of agreement.

8.3	The seller undertakes to complete the works, by no later tan 6 months from the signing of the contract. A delay of 30 days in the completion of the works will not be considered a breach of the agreement.

8.4	The seller is aware that the subject of time schedules is of great importance to the buyer and he undertakes, as far as it is dependant on him, to keep to the schedules according to the agreement.

8.5	If the seller is not be entitled to get the certificate of completion on the completion date or if the seller does not work at the required rate despite him receiving a notification of warning from the supervisor, the buyer will be entitled to (but not obliged to) take possession of the sale in its entirety or in part and to make use of it following receipt of approval from the arbitrator permitting the seller to raise his claims in this matter. In this case, the buyer will be entitled to a reimbursement from the trustees for the amount reflecting the costs of completion of works by the buyer resulting from the non completion of the works by the seller, and determined upon by the arbitrator, and all without detracting from any other existing right and/or measure and/or remedy for the buyer under these circumstances. The arbitrator will examine the costs of the buyer works to complete the works in lieu of the seller and will rule what compensation the buyer is entitled to for the said circumstances. An irrevocable instruction is hereby issued to the trustees to pay the buyer all amount awarded as he is entitled to under the said circumstances of this sub section, without delay, immediately following the receipt of the arbitrators ruling. In case of clarification with the arbitrator of the circumstances of this sub section, there will be a moratorium of payments by the trustees until completion of the proceeding of clarification and for an amount determined by the arbitrator.

8.6	If a delay in execution occurs for any circumstances whatsoever and it is the arbitrator’s opinion that the seller did not have any control over them, and there was no reasonable possibility that he could prevent them, including delays that may have been caused due to the execution of final works by the buyer and/or delays that may have been caused by a breach by the buyer of commitments in the above section 5.4 and/or commitments in section 8.7 below, the seller is entitled to request an extension for the completion of works or part of them and the arbitrator will determine the period of extension according to the period in which the delay occurred.

8.7	The buyer undertakes to commence itemized planning of the final works immediately following signing the contract. It is agreed that the buyer will submit to the seller, within no later than 14 days after the date of the signing of the contract or within 14 days of the sellers demand, the latter of the two, requisite architectural specifications and designs for the seller in order to execute the works for the buildings bathrooms. In case of a delay in the delivery of the plans, the dates for completion will be accordingly delayed and this will not be considered a breach of the agreement by the buyer.

8.8	If the seller does not remain on the schedule determined in the above sections 8.2 and 8.3 and there is a delay in the initial completion date or in case of a delay in excess of 30 days in the completion of works, the seller will compensate the buyer an amount of $9,000 (nine thousand US dollars) for each day of delay beyond the 30 days after the date of completion of the works, whichever the case may be, represented an agreed amount of compensation assessed in advance. The amount of compensation will be transferred by the trustees to the buyer and will be deducted from the sum payable.

As long as the said circumstance in the above mentioned section 8.5 and section 8.8 exist, the seller will be entitled to claim for a reduction of compensation whilst drawing the attention to the rate of the execution of works by the buyer.

8.9	If a dispute arises between the parties concerning the question of the delay in completion of the works, was according to instruction of the contract or whether we are talking about a breach of contract, the dispute will be passed on for settlement by the arbitrator.

8.10	When the circumstances of the in the above section 8.6 become apparent, the seller will notify the buyer in writing and will itemize the circumstances of the case.

8.11	30 day prior the planned date of completion of works, the seller will invite the buyer to inspect and verify the works as detailed in the technical specifications.

8.12	The buyer will deliver to the seller within 14 days of the date of receipt of the sellers said notification, a list of defects found by him and the seller undertakes to repair the said defects in a reasonable period of time according to the nature of the defect and the urgency of repair. Urgent defects that prevent reasonable use of the sale will be repaired as soon as possible (hereinafter: “The Urgent Defects”). With the repair of the said urgent defects, the supervisor will confirm in writing that the works have been completed. (The supervisors said written confirmation will be known as hereinafter “The Certificate of Completion”). The certificate of completion will be issued after the seller has completed all activities that were in his power to execute at that time for the purpose of issuing Form No. 4. In order to remove any doubts, it should be made clear that, non urgent defects will not prevent the granting of the certificate of completion by the buyer to the seller and this without derogating from the obligation of the seller affect repairs at some later date.

8.13	The seller undertakes that on the date of completion of works, that part of the air conditioning electrical and plumbing systems for which the seller is responsible according to the agreement, will be in good working order, and the seller will responsible towards the buyer for any fault or breakdown of that part of the air conditioning, sprinkler, elevator systems in the building that were executed by the seller for a period of two years from the date of delivery of possession and this will detract from his responsibilities according to the Sale of Apartments Act 5733 – 1973 towards the buyer, with the exception in cases where the damage and/or defects are caused by the buyer and/or someone on his behalf and/or due to an act of negligence executed by the buyer and/or someone on his behalf, in contradiction to the instructions for use that the seller will deliver to the buyer after which the seller will be released from his obligation.

8.14	“The Completion of Work” meaning – the full execution of works subject of the specifications and the receipt of Form No. 4 as far as is possible and subject to that mentioned in section 9.1 below, and the functioning of part of the systems that are under the responsibility of the seller according to this contract, in a full and current manner.

8.15	With the completion of works, the seller will deliver the As Made plans to the buyer and the up to date plant files.

8.16	If the supervisor is of the opinion that the progress of execution of the works is too slow to be able ensure completion of works or any part of them on the determined date, he will inform the seller and request that the seller take all necessary measures including increasing the work force, adding equipment and increasing the rate of work, in order to complete the works or part of them on schedule.

8.17	If the supervisor is of the opinion that the said above measures taken by the seller are not sufficient, the supervisor will be entitled to request that the arbitrator instruct the seller to take measure necessary in order to meet the date for completion of the works and for which the arbitrator instructs, and the seller undertakes to take those measures and at his expense.

8.18	In all cases of dispute between the parties in matters of this section 8, the arbitrator will settle.

9.	Form No. 4, Certificate of Completion

9.1	The seller will obtain a Form No. 4 at his expense and his responsibility by the date of completion of works, as previously defined and/or by the first possible deferred date. The costs involved for the issuing of Form No. 4 (including inspections) in relation to the “final works” and/or will be at the buyer’s expense. If there are delays in the issuance of Form No. 4 or the Certificate of Completion and/or if there is an impediment preventing the issuing of these approvals for reasons dependant on the buyer, including but not only, due to the buyer executing final works or for any other reason that is not connected to the completion of works by the seller (hereinafter: “The reasons dependant on the buyer”), the date for the issue of Form No. 4 will be deferred until the first possible date. In any event the seller will obtain a Form No. 4 by no later than 45 days from the date the buyer completed the final works but only if the final works and all the works required to receive the Form No. 4 and which are the buyer’s responsibility have been completed by the buyer. The buyer will execute everything required from him in a reasonable manner in order to assist the seller to obtain the Form No. 4 and the Certificate of Completion for the structure and to remove any impediment connected with it preventing the issue of the Form No. 4. In all cases of dispute between the parties in matters of this section the arbitrator will settle. If the delay is due to reasons dependant on the buyer the seller will make a request from the Tel Aviv Municipality for an approval for works that have been completed and required for the issue of the From No. 4, and regarding the works that have not yet received approval from the Municipality, approvals will be obtained from the relevant consultants (The municipality’s approvals and the additional approvals from the consultants will be called from hereinafter conjointly by the shortened name: “The Municipality’s and/or Consultants Approvals”).

9.2	The seller will obtain a Final Certificate of Completion at his own expense and responsibility. The required costs for the obtaining of the certificate of completion, (including inspections) connected with the “final works” will be at the expense of the buyer. The “final certificate of completion” will be obtained by the end of one year from the date of issue of the said certificate of completion unless there are reasons dependants on the buyer preventing the issue of the Final Certificate of Completion.

10.	Work Safety

10.1	The parties declare that they have the suitable tools, means, materials, knowledge and manpower to execute the works or the final works whichever is relevant, with full preservation of caution and safety at work according to instruction of law.

10.2	The parties declare that they are aware of the all the instruction in law relating to safety at work in general and the safety in execution of the works (or the final works, whichever is relevant) subject of the agreement in particular, including without derogating from the generality of the Work Safety Issues, Instructions and Regulations (New Version) 5730 – 1970 and regulations set by the instruction of the Organization and Supervision of Work Law 5714 – 1954.

10.3	The seller and the buyer undertake each one in relation to his workers that every worker working for him in the place of execution of works or in the place of the execution of final works will be briefed by them in everything related to the instruction and safety rules for the work according to the instruction of law.

10.4	The seller and buyer undertake to execute the works, or the final works, whichever is relevant, and also undertake to make their workers execute the works, or the final works, whichever is relevant, while meticulously preserving the adherence of to all the instruction of the law concerning safety measures and safety and caution regulations applicable to the execution of works for the type of works that are the responsibility for each one of them.

10.5	The seller and buyer undertake, each one in relation to the works that they must execute according to this contract, that the equipment operated by any one of them or by one of their workers in the framework of the execution of the works or within the framework of the execution of the final works, whichever is relevant, will be in good repair and safe to operate and will be equipped with licenses, permits, confirmation of good repair as required by law.

10.6	The seller and buyer undertake, each one in relation to the works that they must execute according to this contract, that the equipment operated by them or by one of their workers in the place of the execution of the works or the place of the execution of the execution of the final works, whichever is relevant, will be operated by an authorized, skilled and experienced operator also for all any one driving a vehicle belonging to one of them.

10.7	The seller and buyer undertake, each one in relation to the works that they must execute according to this contract, to pave a proper and safe access road in the place of execution of the works or the place of execution of the final works, whichever is relevant, and to determine proper passage with no obstructions or any thing else interrupting the use of them.

10.8	The seller and buyer undertake each one in relation to the works that they must execute according to this contract, to cover and/or fence off and pit or opening that can be fallen into and is located in the place of execution of the works or the place of execution of the final works, whichever is relevant.

10.9	The seller and the buyer undertake each one in relation to his workers that all the workers will be medically fit for the work after having been through all the medical examination as required by law.

10.10	The seller and buyers and anyone acting on their behalf must take all safety and caution measures required to prevent the loss of or damage to person and/or property belonging to any person and/or body whomsoever in connection to the execution of activities according to the agreement. Without derogating from the agreement, the seller, buyer and anyone acting on their behalf, all in their own respect, to uphold the instruction of the law and to arrange their activities including the instructions concerning safety procedures.

10.11	The buyer, supervisor and/or any other of their representatives, will be entitled at any time, to visit the place of execution of works and/or any other place in which work is done and/or from any place from where material machines, products are prepared and/or brought for the execution of works, and the seller and/or anyone on his behalf fully cooperate with the visitors and provide them with any data and/or information as mat be required of them. The buyers expenses and those of anyone acting on his behalf for the above mentioned will be born by the buyer.

11.	Maintenance of the pace of execution of work

11.1	For the whole of the duration of works the seller undertakes to maintain the place of execution of works in a clean and orderly manner with the exception of the dirt or disorder resulting from the execution of final works by the buyer.

11.2	With the completion of the execution of works, the seller undertakes to clean the place of execution of works from all surplus materials, garbage and all other dirt belonging to the seller resulting solely from of the execution of works.

11.3	If the contract is annulled because of the lack of the upholding of the suspending conditions, on the date of cancellation, the buyer will vacate immediately the sale from all equipment and/or materials and/or tools and/or facilities trhat served him for the purpose of the execution of final works, and the buyer also undertakes to clean the place of execution of the final works from the surplus materials, garbage and other dirt belonging to the buyer or resulting from of the execution of the final works.

12.	Responsibility for Damages

12.1	The seller and buyer will be responsible, each one in relation to the works that they must execute according to this contract. The seller will be responsible for any loss caused to work under his responsibility according to the agreement or for equipment or materials, tools and facilities supplied by him within the framework of the execution of works under the sellers responsibility till the completion of the works under the sellers responsibility.

12.2	In any case that damage is made to the place of execution of work or to the work in its entirety or in part, the damaging party must repair the damage at his expense immediate with the occurrence of the damage.

12.3	The instruction of the above sections will be applicable for any damage caused by any of the parties or someone on their behalf during the execution of the repair works during the trial period (concerning the seller – as mentioned in section 15 below).

12.4	The parties will be responsible for each other, for damage or loss whether material or person caused to the injured party or someone on his behalf or to a third party whosoever, at any time whatsoever as a result of actions or neglect of the injuring party or someone on his behalf.

12.5	The parties will be responsible for each other, for damage caused during the execution of works or final works, whichever is relevant, as a result of actions or neglect of the injuring party or one of his or one of his sub contractors employed by him, to the water systems, to the electric lines, telephone and such like, he undertakers to repair them at his expense.

12.6	The injuring party as above mentioned, undertakes, to indemnify, compensate the injured party for all damages, loss, charges, incurred expenses within the framework of a verdict handed down resulting from a claim served for damages under the responsibility of the injuring party according to the contract, and for expenses born by the injured party during to protect himself against demands for the aforementioned, including attorneys fees. The injured party undertakes to inform the injuring party immediately after becoming aware of receipt of the claim and/or demand for the abovementioned, and to allow the injuring party to defend himself at his own expense.

12.7	The seller will appoint on his behalf and at his expense a safety officer for the work site and will inform the buyer of this in writing. The safety officer will remain on site until receipt of the certificate of completion from the buyer and will be responsible also for the buyer’s workers.

13.	The Date of Transfer of Possession

13.1	The possession of the sale will be transferred to the buyer against full payment of the return, as mentioned in section 16 below (above and hereinafter: "The Date of Transfer of Possession").

13.2	For the avoidance of any doubt, it should be made clear herein, that under no circumstance will the possession of the sale be delivered to the buyer, and no rights whatsoever will be transferred to the buyer, prior to the actual payment in full of the consideration the actual payment of the VAT for the full amount of the return.

14.	Modifications and Additions

14.1	The seller will execute all modifications (including additions) to the project and/or works so requested of him by the buyer (hereinafter “Modification”), subject to the technical feasibility of the modification and agreement for the schedule, and return for the modification and its manner of payment. The parties agree, that for a modification necessitating extra work, the buyer will pay to the seller the cost of the modification whereas the cost of the modification will be calculated as inclusive of the cost of work, material, design, supervision and management (jointly hereinafter: “The Cost” ) with an additional 4%. For the avoidance of any doubt, the Cost includes an additional 10% of the said costs in this section for the management and supervision by SGS Construction CO. Ltd.

14.2	The seller will not be entitled to any extension of the work schedule for the execution of works for the above mentioned modification, unless the modification obligates a change to the schedule therefore there is a necessity to grant an extension, and according to the extension as determined by the supervisor.

14.3	In case of a dispute between the parties concerning section 14, the matter will be ruled on by the arbitrator.

15.	Trial and Responsibility – Guarantees and Trial

15.1	The seller will be responsible for all defects and their repair in the sale according to the instruction of the Sale (of Apartments) Law 5733 – 1973 with the exception of works executed by the buyers.

15.2	Repair to vital systems in the sale such as seals, and any other fault, that are under the responsibility of the seller according to this contract, and that do not allow for reasonable use of the sale (hereinafter: “Urgent Repair”) will be executed by the seller at the earliest possible opportunity after he is made aware in writing for the necessity to execute the above mentioned repair, taking into consideration the nature of the required repair, the type of damage and the urgency of the repair. Repairs that are not urgent will be executed within a reasonable period of time depending on the circumstances at the time.

15.3	In case of necessity to execute such repairs, the buyer will permit such execution. The seller will reduce, as far as possible, the disruption that will be caused, if at all caused to the buyer.

15.4	If the buyer does not execute any repair that he is supposed to repair as specified in the above section 15.1, despite the written demand to do so, the buyer will be entitled to execute such repair at the expense of the seller, and this after delivery of an additional written warning of seven days during which the seller did not effect the repair the defect for which as mentioned he was responsible. In this case the seller will immediately repay the buyer at this first written demand all reasonable amounts for actual payments for the execution of the abovementioned repairs, against a receipt submitted by the buyer to the seller. In case of an emergency, in which no additional warning can be given, the buyer will be entitled to execute the repair by himself with no additional written warning.

15.5	The sellers responsibility to execute the works and execute repair to the sale that are the sellers responsibility according to the instructions of the contract, will apply also to any third party to whom the buyer transfers, rents, delivers or sells his right to the sale.

15.6	To ensure the sellers undertakings to execute the repairs, as mentioned in this section, the seller will submit to the buyer an autonomous bank guarantee for execution (hereinafter: “The Trial Guarantee”) in a version as attached as Appendix “S” for an amount of $650,000 (six hundred and fifty thousand US dollars) which will be valid for a period of one year from the date of receipt of the certificate of completion. At the end of one year from the date of receipt of the certificate of completion, the guarantee will be replaced by a guarantee of $450,000 (four hundred and fifty thousand US dollars) which will be valid for an another one year.

It is agreed that at the end of two years from the date of receipt of the certificate of completion the guarantee will be replaced by a guarantee amounting to $150,000 (one hundred and fifty thousand US dollars) which will be valid for an another one year period.

15.7	In case of any dispute concerning this section 15, it will be settled by the arbitrator.

16.	Upholding the Suspending Conditions, the Return, The date for Payment of the Return

For the payment for the sale the buyer undertakes to pay to the seller the amount of $35,250,000 (thirty five million, two hundred and fifty thousand US dollars) with the lawful addition of VAT (above and hereinafter: “The Return”). In case of a reduction of the amount of the return due to circumstances mentioned in the abovementioned section 3.2, the consideration will reduced by the amount of the reduction as previously defined.

The payment paid by the buyer will carry a dollar interest of 4% per annum for a period of three months from the date of the signing and after three months 3.5% per annum until the full payment of the return to the seller or to the trustees or to the bank and to the municipality whichever is relevant according to the instructions of section 16.3 below.

VAT for the return will be paid on the date of payment of the return, with a deferred check payable to The Treasury – Value Added Tax, issued to the 14th day of the month following the payment of the return in return for a tax invoice for the full amount of the return.

All payments mentioned in the agreement will be paid by the buyer with bank drafts payable to the seller and/or the trustee and/or Bank Hapoalim and/or the Tel Aviv Municipality, whichever is relevant.

16.1	The return will be paid subject to and against the upholding of the following accrued conditions (hereinafter: "Conditions of Payment")

16.1.1	The existence of the suspending conditions.

16.1.2	The recording of a warning in favor of the buyer that the sale is clean of any third party rights whatsoever with the exception of a mortgage for the benefit of Bank Hapoalim.

16.1.3	Transfer of possession in the Sale to the buyer.

16.1.4	Delivery to the buyer power of attorney as defined in section 18.2 below.

16.1.5	Delivery of a power of attorney to the buyer to delete notices of caution as mentioned in section 17.1 below.

16.1.6	Delivery of the protocol to the buyer.

16.1.7	Presentation of confirmation for the arrangement of an insurance as mentioned in the insurance appendix.

16.1.8	The deletion of the mortgage for the benefit of Bank Hapoalim and the registration of the mortgage for the benefit of the buyer.

16.1.9	Receipt of a written confirmation from the seller that there are no outstanding legal procedures (appeal/ administrative petition) against the new building permit or the easement.

16.2	The return will be paid as follows (above and hereinafter: "The date for the Payment of the Return"):

16.2.1	If there are no objections to the request for an easement or if there are only objection that are removed by consent, the return will be paid within no later than 10 day from the date of issuance of the new building permit or 50 days from the date of receipt of possession, the latter of the two and subject to the existence of all the “conditions of payment” and that no legal proceeding was submitted to cancel possession.

16.2.2	If there are objections to the possession request, that are not removed by consent, then the return will be paid within 50 days from the date of issuance of the new building permit that includes the easement and subject to existence of “the conditions of payment” and that the for the payment no legal proceeding was submitted for the cancellation of the easement.

16.3	Payment to the Municipality and Bank Hapoalim

16.3.1	In the event that the payment to the Municipality and Bank Hapoalim exceeds $30,600,000 (thirty million and six hundred thousand US dollars) or $28,450,000 (twenty eight million four hundred fifty thousand US dollars) provided the agreement is complied with by a reduction as provided in the foregoing clause 3.2, the buyer shall pay the difference above the said amount and the seller shall, at the time of payment of the price, complete the difference by means of a cashier’s check to the order of Bank Hapoalim. Failure of the seller to deposit the said payment shall constitute a fundamental breach of the agreement, whereupon the buyer shall not provide the payment.

16.3.2	The seller instructs the buyer to make the payment demanded by the Municipality for signing the new lease contract directly to the Municipality by a check drawn to the order of the Municipality against the Municipality’s signature of the new lease agreement and the lease amendment deed (hereinafter: the payment to the Municipality). It is stipulated for the sake of clarity that the invoice/receipt to issued by the Municipality in connection with the payment to the Municipality shall be under the name of the seller.

16.4	Payment to Bank Hapoalim

16.4.1	The seller instructs the buyer to arrange that the amount indicated in the release letter be paid by a check to the order of Bank Hapoalim, for clearing the attachment made in favor of Bank Hapoalim (hereinafter: the payment to Bank Hapoalim). From the amount of payment to Bank Hapoalim, the equivalent of approximately $10,000,000 (ten million US dollars) as established by the seller shall be paid in US dollars and the balance of payment to Bank Hapoalim shall be paid in NIS. It is agreed that the payment to Bank Hapoalim shall be made against erasure of the mortgage made in favor of Bank Hapoalim and against the registration of a first degree mortgage of unlimited amount in favor of the buyer, according to mortgage deeds and mortgage terms as per the enclosed Appendix 20, and against an encumbrance at the Companies Registrar’s Office in the wording enclosed as Appendix 20(1), ensuring the rights of the buyer hereunder. It is stipulated for the sake of clarity that all expenses for registration of the mortgage and attachment, including taxes, shall be payable by the buyer only.

16.4.2	The NIS equivalent of $4,650,000 (four million six hundred thousand US dollars), at the representative exchange rate, shall be paid to the account of the trustees (hereinafter: “the payment to the trustees” and “the deposit”, as the case may be.

16.4.3	The balance of the price, i.e. the price less the payment to the Municipality, less the payment to Bank Hapoalim and less the payment to the trustees (hereinafter: the payment to the seller) shall be paid in NIS at the representative exchange rate to the seller less the deductions for arrears in completion of the works inasmuch as determined by the arbitrator.

16.5	The parties hereby irrevocably instruct the trustees to hand over the amount of the deposit to the seller, including the fruits thereof, but less the bank commissions, everything as stipulated below. Notwithstanding the provisions hereinbelow, if it shall become evident that a legal proceeding is under way for cancellation of the concession or the new building permit and the buyer having paid the full price (without any reduction thereof), the trustee shall withhold the shekel equivalent of $2,150,000 (two million one hundred and fifty thousand US dollars) pending completion of the legal proceeding by way of a final judgment even in case of conditions for the release thereof as stated hereinbelow in this clause. Nothing in the withholding of money by the trustees under this subclause shall be construed as entitling the seller to withhold the discharge of its obligations toward the buyer, and it shall finance the discharge of its obligations from its own resources. Noncompliance with any of the provisions of clauses 16.5.1, 16.5.2 and 16.5.4. hereinbelow shall delay the release of the amounts indicated thereafter in the agreement, except those referred to in clauses 16.5.5 and 16.5.3 hereinbelow, pending compliance with all the provisions to be met by that time in the order of their appearance in the agreement:

16.5.1	At the time of preliminary completion with approval by the supervisor (or the adjudicator, as the case may be), the buyer shall pay the NIS equivalent of $500,000 (five hundred thousand US dollars) less the amounts established by the adjudicator for arrears, if any. If at the time of payment of the price the initial payment has already matured, the said amount shall be paid in full directly to the seller at the time of payment of the price, subject to compliance with the “conditions of payment” balance.

16.5.2	On completion of the receipt of the completion certificate from the supervisor (or from the adjudicator in case of disputes between the parties in connection therewith), and submission of a bank guarantee as stated in clause 15.6 hereinabove to the buyer, the NIS equivalent of $1,650,000 one million six hundred fifty thousand US dollars) at the representative exchange rate less the amounts established by the adjudicator for arrears, if any, shall be released in favor of the seller.

16.5.3	The NIS equivalent of $900,000 (nine hundred thousand US dollars) according to the representative exchange rate shall be used by the trustees for payment of sale tax according to self assessment to the Land Tax Administration. The balance of the sum referred to in clause 16.5.3 after payment of sale tax shall be remitted to the seller after payment to the trustees of the said sale tax, even in the absence of other conditions for release of the sums indicated above. In the event of the seller having paid the sale tax according to a self assessment by the time of payment of the price, the said amount shall be paid in full directly to the seller at the time of payment of the price, even in the absence of other conditions for release of the above-mentioned amounts.

16.5.4	Upon the issuance of Form 4, the NIS equivalent of $700,000 (seven hundred thousand US dollars) according to the representative exchange rate (hereinafter: the Form 4 deposit) shall be released to the seller. It is agreed that in case of impossibility of obtaining Form 4 for reasons attributable to the buyer as noted in the foregoing clause 9, then subject to presentation by the seller of the certificates by the Municipality and/or the consultants as defined in the foregoing clause 9.1 the trustees shall release to the seller, out of the Form 4 deposit, the NIS equivalent of $450,000 (four hundred fifty thousand US dollars) at the representative exchange rate. The balance of the Form 4 deposit shall be released to the seller on presentation of a comprehensive Form 4 by the seller.

16.5.5	At the time of registration of the property in the name of the buyer at the Land Registry, or on expiry of 14 days from submission of the transfer documents by the seller, as defined in clause 18.1 hereinbelow, whichever occurs first, the NIS equivalent of $600,000 (six hundred thousand US dollars) according to the representative exchange rate shall be released to the seller even in the absence of other conditions for release of the aforementioned amounts. The seller undertakes that the property shall be registered in the name of the buyer not later than 12 months after the signing of this agreement, except in case of circumstances that preclude the registration.

16.5.6	On submission of a completion certificate to the buyer, the NIS equivalent of $300,000 (three hundred thousand US dollars) at the representative exchange rate of the US dollar at the time of payment shall be released to the seller.

16.5.7	It is stipulated that any amounts remaining in the trust account after the release of all the foregoing amounts shall be remitted to the seller.

16.6	It is agreed that the following provisions shall apply to the deposit to be made by the trustees:

16.6.1	The trustees shall deposit the money in an interest yielding manner according to written instructions by the seller, and in the absence of such instructions, the money shall be deposit by way of a weekly renewable shekel deposit.

16.6.2	Subject to the provisions of the Trust Law, 1979, the parties hereby exempt and release the trustees from all liability in connection with any damage and/or shortage caused to any of them, if at all, as a result of and/or in connection with any act or omission on the part of the trustees, unless committed with malice aforethought.

16.6.3	The signature of the parties on this agreement constitutes an irrevocable instruction to the trustees to act in accordance with this agreement.

16.6.4	It is stipulated that a payment by the buyer to the to the trustees is tantamount to payment to the seller.

16.7	It is agreed that payments hereunder shall be made by cashier’s check or confirmed bank transfer. Whenever a payment is made hereunder by way of cashier’s check, the latter shall only be deemed as actual payment after being approved and verified by the issuing bank.

17.	Sureties in Favor of the Buyer

17.1	Upon the signing of this contract, a caveat shall be inserted on the land in favor of the buyer. The buyer shall sign an irrevocable power of attorney worded according to Appendix 21 hereto, empowering the counsel for the seller to cancel and erase the caveat to be entered in the name of the buyer at the Land Registry and/or any other caveat and/or encumbrance and/or other entry made in favor of the buyer and/or persons on its behalf at any registry and/or authority, if existent. The said power of attorney, legally signed and certified and accompanied by a protocol made by the buyer and empowering the signatories on the buyer’s behalf to sign the aforementioned power of attorney, shall be deposited with the counsel for the seller upon the signing of this contract. The said power of attorney shall be returned to the buyer against payment of the full price. Notwithstanding the foregoing, in the event of cancellation of this contract under law or upon the occurrence of the suspensive condition and the buyer failing to pay the full price and/or upon expiry of 240 days from the time of signing the agreement and the agreement being voided and the buyer having obtained a full refund of the payments, if any, made to the seller, or alternatively on expiry of 120 days after signing the agreement and the buyer failing to extend the time limit for compliance with the suspensive condition and the agreement being terminated and the buyer having obtained a full refund of all payments, if any, made to the seller, linked to the representative exchange rate of the US dollar, the counsel for the seller shall be entitled to erase the caveat subject to sending a notice of 30 days’ length to the buyer of its intent to do so. The parties hereby irrevocably instruct the counsel of the seller to act pursuant to this clause 17.1.

17.2	For securing the compliance with the seller's undertaking according to this contract, the seller's shareholders - the companies Hamama Bros & Co. Ltd., Gitam Image Systems Ltd., Yarongal Ltd. and Asaftal Ltd. - shall sign a guarantee letter on the margins of this contract, guaranteeing compliance with the seller's obligations. In addition to the foregoing, a guarantee is hereby given by S.G.S. Construction Company Ltd. with regard to all aspects of the quality, standards and warranty on the property as well as Form 4 and completion certificate worded according to Appendix 21(1).

17.3	Moreover, against payment to Bank Hapoalim and subject to payment of the full price as stipulated in the foregoing clause 15, a first-degree mortgage shall be entered in favor of the buyer at the Land Registry with regard to the seller’s rights to the land, without any restriction as to amount, as stipulated in the foregoing clause 16.4.1.

18.	Registration

18.1	Without prejudice to the seller’s obligation to register, the counsels for the buyer shall register the rights to the property in the name of the buyer. For this purpose the seller undertakes to provide the buyer’s counsel with the respective documents addressed to the Land Registry, namely: betterment tax certificate, sale tax certificate, certificate by the Municipality, certificate by the Local Committee concerning the transfer of the rights to the property in the buyer’s name, and protocol by the seller concerning encumbrance and protocol by the seller concerning the sale of the property, worded as in Appendix 22 (hereinabove and hereinafter: the transfer documents); all of this without prejudice to the provisions of clause 18.3 hereinbelow. Concerning the certificates by the Municipality and the Local Committee it is stipulated that any charge applicable to the buyer pursuant to this contract and causing a delay and/or suspension of the submission of the said certificate shall be construed as submission of the foregoing by the seller.

18.2	For securing the buyer’s rights under this contract, the buyer shall provide the seller, against payment of the full price to the seller, with an irrevocable power of attorney made to the order of the buyer’s counsels, empowering them to do in the buyer’s name and on the buyer’s behalf, all legal operations arising from his undertakings hereunder. A copy of the said power of attorney is enclosed herewith as Appendix 23 to this contract, constituting an integral part hereof (hereinafter: the power of attorney).

18.3	The parties undertake mutually to appear and sign all documents, applications, statements and forms of any kind and description that may have to be submitted for an effective implementation of this contract and/or to present all the necessary certificates and/or to appear before any body and/or institution and/or office and/or authority, everything as necessary and/or as required by their respective counsels.

18.4	The buyer undertakes to approach all the relevant authorities and entities on delivery of possession of the property and to sign all the necessary documents for the transfer of the current accounts to its name.

19.	Taxes and Other Compulsory Payments

19.1	Purchase tax regarding the acquisition of the property shall be payable by the buyer.

19.2	Value-added tax for the purchase of the property shall be payable by the buyer against a tax invoice.

19.3	Property tax, betterment tax and/or income tax as applicable to transaction involved herewith shall be due by the seller and payable by the latter at the time established by law.

19.4	Sale tax for the transaction concerned herein shall be due by the seller and payable by the latter at the time established by law.

19.5	All taxes, fees and other compulsory payments, including road tax, supertaxes, construction taxes, sidewalk, sewerage tax, development taxes, municipal and state compulsory payments and other compulsory payments concerning the property and applicable by the compliance with a suspensive condition or by the time of delivery of possession, whichever occurs first, and not related to or arising from the completion works and/or from any other operation of the buyer in connection with the property, as well as payments as aforesaid related to the building permit shall be payable by the seller, and any other payment, including those from the said time onward, shall be payable by the buyer.

19.6	All payments and charges for water and electricity for the property as applicable for the performance of the works by the seller shall be payable by the seller. All payments and charges for water and electricity for the property with regard to the performance of the completion works by the buyer shall be applicable to and paid by the buyer. It is agreed that since the works shall be carried out alongside the performance of the completion works by the buyer, each of the parties shall pay its own share of these charges according to a distribution agreed between the parties, and in the absence of such agreement, the matter shall be resolved by the arbitrator. It is further agreed that in the event of the works being performed simultaneously with the execution of the completion works by the buyer the parties shall share the cost of security according to a distribution to be agreed upon between them, and in the absence of such agreement the matter shall be resolved by the arbitrator.

The buyer undertakes within 7 days from delivery of possession of the property to notify Tel-Aviv Municipality and the Electric Corp. of the sale transaction and to have the bills for electricity and water transferred to its own name.

20.	Financing of the Purchase

20.1	In addition to or instead of the registration of a mortgage in favor of the buyer as provided in the foregoing art. 16.4.1 and to the extent that the buyer shall desire to have the seller’s rights to the land encumbered in favor of a bank (“the financing bank”), and to the extent that the financing bank shall have requested to enter a first degree mortgage on the seller’s rights to the land (hereinafter: the mortgage to the financing bank), the seller shall sign mortgage deeds and special conditions in favor of the financing bank in a wording to be approved by the financing bank and the seller, everything subject to the provisions of this contract, strictly against payment of the full price to the seller, provided that nothing therein shall impose any liability and/or obligation on the seller toward the financing bank beyond the mortgage of the property in favor of the financing bank. It is stipulated that the encumbrance deed shall clearly stipulate that the bank shall have no grounds for any claim and/or demand toward the seller and/or any of the seller’s representatives, with the stipulation that the seller is not liable for any obligations of the buyer, and that with regard to the seller the property (i.e. the asset to be encumbered) alone shall serve as guarantee for the secured amounts, and that the financing bank may recover its due strictly from the property to the exclusion of any other asset belonging to the seller. It is further stipulated that in the event of the price obtained from the sale of the property being insufficient for covering the buyer’s secured debts at the time the financing bank shall not be entitled to claim anything from the seller. It is also stipulated that the seller neither owes nor guarantees any other obligations of the buyer.

It is stipulated for the sake of clarity, that the signature of the seller on the mortgage deeds and the special conditions as aforesaid shall be strictly conditional on the full payment of the price to the seller.

20.2	It is expressly agreed and provided that nothing in the foregoing shall impose any liability on the seller for the grant of financing/credit by the financing bank to the buyer.

21.	Insurance

21.1	Insurances of the Seller

21.1.1	Without prejudice to the seller’s liability under law and/or according to this agreement, the seller undertakes to acquire and maintain at its own expense the insurances according to the conditions and amounts indicated in the insurance certificate enclosed herewith as appendix 24 and constituting an integral part hereof (hereinafter: “the seller’s insurances” and/or “the insurance purchase certificate”, as the case may be), for the entire duration of the works being performed by the seller and pending the delivery of final possession of the building to the buyer and as long as the seller’s liability thereunder remains in effect.

21.1.2	The seller further undertakes to acquire and maintain at its own expense the remaining insurances and undertakings necessary and/or required for the performance of the works including, without prejudice to the generality of the foregoing, payments for National Insurance and the Insurance Fund for Construction Workers, also including mandatory insurance for all vehicles brought by the seller to the site and/or serving for performance of the works, and also third-party liability insurance for the said vehicles.

21.1.3	Without needing any demand by the buyer, the seller undertakes to provide the buyer with the respective insurance certificates duly signed by the insurers – prior to the performance of the works and as a condition precedent to the contractual commitment.

21.1.4	Void.

21.1.5	Void

21.1.6	Void.

21.1.7	It is agreed and stipulated that the limits of liability required for the insurance certificate constitute a minimum requirement imposed on the seller. The seller acknowledges and declares that it may not raise any claim toward the buyer and/or toward persons on the buyer’s behalf on any matter related to the said limits of liability.

21.1.8	In the event of the seller having acquired further and/or complementary insurances to those of the seller as indicated in the insurance certificate, the seller undertakes that every such additional and/or complementary insurance shall comprise a waiver of a subrogation right by the insurer toward the buyer and/or persons on the buyer’s behalf, with the provision that such waiver of the subrogation rights shall not apply in favor of a person causing malicious damage. Any additional and/or complementary insurance shall be extended to include the buyer as an additional insured party (as principal ordering the works), subject to the provisions on cross liability.

21.1.9	The seller exempts the buyer and/or persons on the buyer’s behalf from liability with regard to any loss and/or damage for which the seller is entitled to indemnity on the basis of the insurances referred to in clause 1(a), (b) and (c) and 2 of the insurance certificate (or would have been entitled to indemnity were it not for the deductible); and the seller shall have no grounds for any claim and/or demand against the buyer and/or against persons on the buyer’s behalf for any such loss and/or damage; the said exemption shall not apply to a person causing malicious damage.

21.1.10	The insurance benefits payable under the seller’s insurance for any loss and/or damage shall serve for restoration and rehabilitation of the damage and for completion of the works.

21.1.11	In the event of the seller failing to arrange the seller’s insurances and/or the insurances falling short of the required coverage according to the insurance certificate and/or the seller having failed to provide the buyer with the insurances certificates as required, the buyer shall be entitled though under no obligation to cancel the agreement forthwith. In the case of the buyer not canceling the agreement, the buyer shall be entitled though under no obligation to make the seller’s insurances or part of them instead of the seller and to pay the insurance premium, in which case the buyer shall be entitled to full immediate indemnification from the seller and/or to offset of the insurance premiums against the price. All this without prejudice to any additional and/or other remedy and/or relief available to the buyer under law.

21.1.12	Nothing in the foregoing shall impose on the buyer any obligation for arranging any insurance except as stated in clause 21.2 hereinbelow, and the buyer shall have no liability toward the seller for an insurance arranged,if at all, by him, or with regard to its extent, nature or coverage.

21.1.13	Without prejudice to any of the provisions of this agreement or in the matter of assignment hereof, and in the case of the works hereunder or part thereof being performed by a subcontractor on behalf of the seller, the seller undertakes to ensure that the subcontractor has insurance policies according to the conditions and amounts necessary under this agreement. It is stipulated for the sake of clarity that the seller bears liability toward the buyer concerning the performance of the works in full, including works to be carried out by a subcontractor, and shall be liable for indemnifying and/or compensating the buyer for any loss and/or damage caused directly or indirectly in connection with any works performed by the subcontractor, regardless of whether or not such loss and/or damage is covered by any of the above policies.

22.	Reliefs and Remedies

22.1	For breach of any of the provisions hereof the injured party shall be entitled to all of the reliefs and remedies provided in the Contract Law (Remedies for Breach of Agreement), 1970.

In the event of a fundamental breach hereof, the injured party shall be entitled to liquidated damages estimated at $4,000,000 (four million US dollars), without prejudice to any other relief available under law.

22.2	It is agreed between the parties that the provisions of clauses 4, 5, 6, 7, 9, 11, 12, 13, 15, 16, 17, 18, 19, and 21 of this agreement constitute fundamental conditions hereof, so that the breach of any one of them amounts to a fundamental breach hereof.

22.3	For being in arrears with the payment of the price, the buyer shall pay to the seller arrears interest on the amount in arrears at the rate of extraordinary interest on debit accounts as applied at Bank Hapoalim at the time of actual payment, calculated for the period between the date of maturity and the time of actual payment.

23.	Jurisdiction

The competent court of law in Tel-Aviv shall have specific exclusive local jurisdiction on all matters arising from and/or related to this agreement, to the exclusion of any other court of law.

24.	Miscellaneous

24.1	The parties undertake to cooperate with one another and to sign every document necessary for its implementation.

24.2	Nothing herein and/or arising herefrom constitutes any undertaking toward a third party, i.e. one that is no direct party hereto.

24.3	Without prejudice to the liability of the parties for making the payments imposed on them hereunder, each party may after sending to the other party a written notice of 14 days’ length of its intent to do so, pay any amount imposed on the other party hereunder and/or pursuant to law but not actually paid (hereinafter: “the paying party”). In such case the paying party shall be entitled to demand the refund of the sum paid in lieu of the other party, and the other party shall refund the sum to the paying party plus linkage differentials and interest at the annual rate of 6%.

24.4	This contract and its appendices formulate and express the set of relations, rights and obligations between the buyer and the seller in an exclusive and absolute manner. Any agreement, memorandum, presentation, statement, contract, assurance, obligations made orally or in writing by any of the parties hereto or on their behalf, if at all, are null and void.

24.5	No behavior by any of the parties shall be construed as waiver of any of its rights hereunder and/or according to law, or as waiver and/or consent with regard to any breach of and/or noncompliance with any of the provisions hereof by the other party and/or as entitling to any extension.

24.6	Any modification, amendment of and/or addition to this agreement shall only be valid if made in writing and signed by the parties. No oral consent concerning the cancellation and/or amendment of a provision of this clause shall be valid unless and inasmuch as made in writing with the legal signatures of the parties.

24.7	Any notice sent by one of the parties hereto to the other party at the address indicated in the preamble hereto shall be deemed as having reached its destination on expiry of three business days from sending by registered mail. Nothing in the foregoing shall impair the right of a party hereto to deliver notices to the other party by any other way including fax, personal delivery, etc.

25.	Arbitrator

25.1	Any dispute between the buyer and the seller and/or between the supervisor and the seller concerning matters expressly referred to herein shall be resolved to the arbitrator. The arbitrator may rule on disputes arising whenever the seller objects against an instruction or guideline or ruling by the inspector. It is stipulated that the matter submitted to the arbitrator shall be strictly of a technical and/or engineering and/or operational nature only.

25.2	The arbitrator shall not be bound to the laws of evidence or the procedures applied in courts of law; however, he shall be bound to present grounds for his rulings.

25.3	Nothing in the referral of disputes and conflicts to the arbitrator’s resolution as aforesaid shall provide grounds for any delay in the implementation of the provisions of this agreement by the seller, nor shall it justify any interruption in the performance of construction works or the discharge of its obligations hereunder. It is nevertheless agreed that the arbitrator shall be required to determine whether the instructions given by the supervisor were reasonable and in line with the provisions of the contract and also to find out the repercussions of the issue of such instructions by the supervisor, including those in connection with a deferral of the timetables hereunder. Moreover, as necessary, the arbitrator shall be requested to issue urgent interim instructions.

25.4	The content of this clause constitutes an arbitration deed as defined in the Arbitration Law, 1968.

25.5	The arbitrator shall hand down his ruling within 14 days from being requested by one of the parties in writing to deliver his position on the matter in dispute between the parties and after allowing each of the parties to present its position.

25.6	The arbitrator's ruling shall be final and binding upon the parties.

25.7	The parties shall share the arbitrator s fee in equal parts between them unless ordered by the adjudicator to proceed otherwise.

IN WITNESS THEREOF THE PARTIES HAVE SET THEIR HAND:

—————————————— Zlil Ad Ltd.	—————————————— Check Point Ltd.